EXHIBIT 99.1

MoSys, Inc. Reports Third Quarter 2017 Financial Results

SANTA CLARA, Calif., Nov. 13, 2017 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ:MOSY), today reported financial results for the quarter ended September 30, 2017.

Third Quarter 2017 Financial Results
Total net revenue for the third quarter of 2017 was $2.5 million, compared with $1.4 million for the previous quarter and $1.6 million for the third quarter of 2016. Product revenue for the third quarter was $2.2 million, compared with $1.1 million in the second quarter of 2017 and $1.2 million in the year-ago period. The sequential quarterly and annual increases in product revenue were primarily attributable to increased shipments of Bandwidth Engine 2 products.

Gross margin for the third quarter of 2017 was 49 percent, compared with 47 percent for the second quarter of 2017 and 58 percent for the third quarter of 2016. Gross margin was higher in 2016 due to a higher proportion of royalty revenues to total revenues. The Company expects gross margin to improve further as a result of increased manufacturing efficiency and recent price adjustments.

Total operating expenses on a GAAP basis for the third quarter of 2017 were $2.7 million, compared with $4.4 million for the second quarter of 2017 and $5.4 million for the third quarter of 2016. Third quarter total operating expenses decreased 38 percent sequentially and 49 percent compared with the year ago period. The Company expects operating expenses to continue to decrease due to the effects of continued restructuring and other cost reduction initiatives.

GAAP net loss for the third quarter of 2017 was $1.7 million, or ($0.22) per share, compared with a net loss of $4.0 million, or ($0.60) per share, for the previous quarter and a net loss of $4.7 million, or ($0.71) per share, for the third quarter of 2016. Non-GAAP net loss for the third quarter of 2017 was $1.5 million, or ($0.18) per share, which excludes restructuring charges, intangible asset amortization and stock-based compensation expenses. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release. In February 2017, the Company effected a 1-for-10 reverse stock split of its common stock. All share and per share amounts in this press release have been adjusted to reflect the reverse stock split for all current and prior periods.

Management Commentary
“We have made significant progress over the past six months driving revenue growth while reducing costs, resulting in a sequential doubling of product revenue and a 38% reduction in operating expenses,” commented Len Perham, president and CEO of MoSys. “Our revenue growth in the third quarter was primarily driven by increased shipments to our largest Bandwidth Engine 2 customers. More specifically, the design wins with our lead security-appliance customer entered production in early 2017, and have been a significant driver of our increased revenue this past year.  As part of our close collaboration with our lead customers, we have developed a solid backlog that extends out through 2018. Our design win platforms are highly differentiated and have long life cycles; therefore, we expect customer production shipments for current design wins to continue over the next five to seven years. The orders received to date and visibility provided by our lead customers validate the significance of our design wins and the value that our technology brings to our customers’ products. We believe that we have a high level of predictability for our continued revenue ramp for the fourth quarter of 2017, as well as for our base revenue run rates for 2018.”

Perham continued, “Earlier this year, we initiated several cost reduction initiatives, and have taken a number of significant actions to right-size the company and realign our organization. We reconfigured our engineering resources and reduced headcount to focus on supporting our Bandwidth Engine business, lowered outsourced manufacturing and design costs and recently relocated our headquarters. As a leaner organization, we’ve retained a critical core of applications, engineering and operations staff to efficiently and effectively maintain and expand our business. Also, we continue to pursue new design win opportunities to provide future revenue growth and augment our existing business. Based on current order backlog and customer forecasts, we expect increased revenue in the fourth quarter and anticipate revenue growth in excess of 60% in 2018. When combined with our lower operating expenses, we believe we are well positioned to achieve non-GAAP profitability in the first half of 2018 while meaningfully reducing our cash burn.”

Outlook for Fourth Quarter of 2017
For the fourth quarter of fiscal 2017, the Company expects net revenues to be in the range of $3.3 million to $3.6 million, with non-GAAP operating expenses in the range of $2.2 million to $2.4 million.

Financial Results Conference Call
The Company will not be hosting a conference call or webcast in conjunction with today’s release of its third quarter results.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of non-cash goodwill impairment, restructuring, stock-based compensation and intangible asset amortization charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated November 13, 2017 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from its IC products and the Company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  a lack of working capital to fund continued product development and growth;
  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future. There can be no assurance that MoSys’ review of strategic alternatives will result in any specific action.

About MoSys, Inc.
MoSys, Inc. (NASDAQ:MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the data center, networking, security and communications systems markets to address the continual increase in Internet users, data and services. More information is available at www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net Revenue
Product	$2,231	$1,205	$4,297	$3,612
Royalty and other	222	368	752	1,045
Total net revenue	2,453	1,573	5,049	4,657

Cost of Net Revenue	1,256	658	2,590	2,484

Gross Profit	1,197	915	2,459	2,173

Operating Expenses
Research and development	1,436	3,927	7,234	14,043
Selling, general and administrative	1,244	1,450	3,659	4,543
Restructuring and impairment charges	50	-	1,052	676
Total operating expenses	2,730	5,377	11,945	19,262

Loss from operations	(1,533)	(4,462)	(9,486)	(17,089)

Other expense, net	(210)	(239)	(656)	(481)
Net Loss	$(1,743)	$(4,701)	$(10,142)	$(17,570)

Net loss per share
Basic and diluted	$(0.22)	$(0.71)	$(1.43)	$(2.67)

Shares used in computing net loss per share
Basic and diluted	7,938	6,609	7,092	6,592

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	December 31,
	2017	2016

Assets
Current assets:
Cash, cash equivalents and investments	$2,784	$9,768
Accounts receivable, net	1,719	559
Inventories	1,246	1,451
Prepaid expenses and other	1,815	473
Total current assets	7,564	12,251

Property and equipment, net	748	1,274
Goodwill	13,276	13,276
Other	207	344
Total assets	$21,795	$27,145

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$203	$561
Deferred revenue	2,360	271
Accrued expenses and other	2,061	2,502
Notes payable	9,148	-
Total current liabilities	13,772	3,334

Notes payable	-	8,250
Other long-term liabilities	296	233
Total liabilities	14,068	11,817

Stockholders' equity	7,727	15,328

Total liabilities and stockholders’ equity	$21,795	$27,145

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2017	2016	2017	2016

GAAP net loss		$(1,743)	$(4,701)	$(10,142)	$(17,570)
Stock-based compensation expense
-	Research and development	119	458	330	1,278
-	Selling, general and administrative	77	186	222	515
	Total stock-based compensation expense	196	644	552	1,793

Restructuring and impairment charges		50	-	1,052	676
Amortization of intangible assets		28	27	84	83

Non-GAAP net loss		$(1,469)	$(4,030)	$(8,454)	$(15,018)

GAAP net loss per share		$(0.22)	$(0.71)	$(1.43)	$(2.67)
Reconciling items
-	Stock-based compensation expense	0.02	0.10	0.08	0.27
-	Restructuring and impairment charges	0.01	-	0.15	0.11
-	Amortization of intangible assets	0.01	-	0.01	0.01

Non-GAAP net loss per share: basic and diluted		$(0.18)	$(0.61)	$(1.19)	$(2.28)

Shares used in computing non-GAAP net loss per share
Basic and diluted		7,938	6,609	7,092	6,592

Contacts:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager
Shelton Group, Investor Relations
+1 (214) 272-0089
btwing@sheltongroup.com